UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-1847269
(State of incorporation or organization)	(IRS Employer Identification No.)

2210 Woodland Drive Manitowoc, Wisconsin 54220	54220
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	The Nasdaq Capital Market

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates:  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None

Item 1.	Description of Registrant’s Securities to be Registered.

On January 3, 2019, Orion Energy Systems, Inc. (the “Company”) entered into Amendment No. 1 to the Rights Agreement (the “Amendment”), which amends the Rights Agreement, dated as of January 7, 2009 (the “Rights Agreement”), between the Company and Equiniti Trust Company (as successor to Wells Fargo Bank, N.A.), as Rights Agent.

Under the Amendment, (i) each common share purchase right, if exercisable, will initially represent the right to purchase from the Company one share of the Company’s common stock, no par value per share, for a purchase price of $7.00 (decreased from $30.00) and (ii) the Final Expiration Date (as defined in the Rights Agreement) will be extended to January 7, 2022. Except for the foregoing changes, the Rights Agreement otherwise remains unmodified.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirely by reference to the Amendment, a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 3, 2019 and filed with the Securities and Exchange Commission (“SEC”) on January 3, 2019, and is incorporated herein by this reference.

The Rights Agreement filed as Exhibit 4.1 to the Company’s registration statement on Form 8-A dated January 7, 2009 and filed with the SEC on January 8, 2009, is incorporated herein by reference.

Item 2	Exhibits.

(4.1)	Rights Agreement, dated as of January 7, 2009, between Orion Energy Systems, Inc. and Equiniti Trust Company (as successor to Wells Fargo Bank, N.A.), which includes as Exhibit A thereto the Form of Right Certificate and as Exhibit B thereto the Summary of Common Share Purchase Rights (incorporated herein by reference to the Company’s registration statement on Form 8-A, filed on January 8, 2009)

(4.2)	Amendment No. 1 dated as of January 3, 2019 to Rights Agreement between Orion Energy Systems, Inc. and Equiniti Trust Company (as successor to Wells Fargo Bank, N.A.) (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K dated January 3, 2019, as filed with the SEC on January 3, 2019)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: January 3, 2019	By:	/s/ William T. Hull
William T. Hull
Chief Financial Officer